Exhibit 23.1

KPMG LLP
Suite 1002
175 N 27TH Street
Billings, MT 59101

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stillwater Mining Company:

We consent to the incorporation by reference in the registration statement on Form S-8 of Stillwater Mining Company of our reports dated February 25, 2008, with respect to the balance sheets of Stillwater Mining Company as of December 31, 2007 and 2006, and the related statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for each of the year in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December, 2007 annual report on Form 10-K of Stillwater Mining Company.

Billings, Montana
December 17, 2008

KPMG LLP, a U.S. limited liability partnership, is the U.S.
Member firm of KPMG International, a Swiss cooperative.